UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act or 1935 or Section 30(f) of the Investment Company Act of 1940.
1. Name and Address of Reporting Person
   OTR - Nominee Name for The State Teachers Retirement Board of Ohio
   275 East Broad Street
   Columbus, Ohio 43215
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2. Date of Event Requiring Statement
   2/28/03
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3. IRS or Social Security Number of Reporting Person
   31-1312155
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4. Issuer Name and Ticker or Trading Symbol
   BRAZIL FUND INC US (BZF)
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5. Relationship of Reporting Person to Issuer
   10% Owner
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6. If Amendment, Date of Original
   N/A
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TABLE 1
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1. Title of Security
   COM
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2. Amount of Securities Beneficially Owned
   998900
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3. Ownership Form: Direct(D) or Indirect (I)
   D
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4. Nature of Direct Beneficial Ownership
  The securities above were acquired in the ordinary course of business and were not acquired for the purpose or, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.
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SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
DATED: 3/27/03

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio 43215
STEPHEN A. MITCHELL
/s/Stephen A. Mitchell
............................................
Stephen A. Mitchell
Deputy Executive Director, Investments
614-227-4003